Exhibit 99.1

NeuroMetrix Announces New Strategic Direction

Primary Focus on Diabetes

Waltham, Mass — (Business Wire) — January 4, 2011 — NeuroMetrix, Inc. (Nasdaq: NURO) announced today that it will shift its business focus to diabetes, specifically detection and monitoring of diabetic neuropathy which is a common complication of the disease. The Company will continue to support its neurodiagnostic business which it intends to manage to optimize cash flow.

“Diabetes represents the largest and fastest growing opportunity for our proprietary technology,” said Shai N. Gozani M.D., PhD., President and Chief Executive Officer of NeuroMetrix. “This is a fast growing sector in health care as countries around the world struggle to cope with an epidemic of Type II diabetes. Neuropathy is a common and serious complication of the disease that may lead to foot ulcers and limb amputation. We have over a decade of experience in neuropathy detection and believe we are uniquely positioned to address the unmet need for a rapid, cost-effective, objective test for diabetic neuropathy. We are working towards a mid 2011 launch of NC-stat-SL, which is a modified version of our NC-stat device designed specifically for assessment of diabetic neuropathy at the point-of-care. In support of our efforts, we have assembled a scientific advisory board of international experts.”

The Company also reported on 2011 goals for its neurodiagnostic business which has struggled in recent years due to changes in reimbursement. The Company’s primary focus will be maintaining its high standard of product support for its active installed base of nearly 3,900 physician practices. The Company intends to transition these accounts to its ADVANCE technology which currently represents about 25% of tests performed using the Company’s technology.   The general purpose NC-stat device, which has been on the market since 1999, will not be supported beyond 2011.  The Company believes that a variable cost sales channel is preferable during this transition period.   As a result, the Company’s direct sales force will be disbanded, and new account acquisition will be managed through third party distribution. The Company’s international business which employs the ADVANCE technology and is transacted through a network of independent distributors will be unaffected.

“Although Medicare now provides coverage for nerve testing using our proprietary pre-configured electrodes under CPT 95905, most commercial insurance companies have not yet revised their coverage policies despite the abundance of evidence based studies documenting the accuracy and clinical utility of the procedure, particularly for carpal tunnel syndrome and diabetic neuropathy,” said Dr. Gozani. “While we are working towards broader coverage, uncertain physician economics have made new account acquisition challenging and therefore the cost of a direct sales force cannot be justified. For this reason, we are 1) prioritizing our large installed base of active accounts, 2) restructuring our organization to support current accounts, and 3) shifting to third party distribution for new account acquisition. Following this restructuring, our 2011 goal is to manage neurodiagnostics to achieve a positive net cash contribution to the Company. The restructuring will involve a 27% reduction in headcount, realignment of responsibilities, and a charge of approximately $2.2 million related to severance and inventory.”

The Company also reported selected preliminary financial information for the fiscal year ended December 31, 2010. Total revenues for the fourth quarter of 2010 were approximately $3.0 million and total revenues for the full year 2010 were approximately $13.9 million. The Company ended 2010 with cash balances totaling approximately $17.0 million. Cash balances declined by approximately $1.9 million from $18.9 million at September 30, 2010.

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call tomorrow, January 5, 2011 at 8:00 a.m., Eastern time, to discuss the Company’s strategy, as well as other forward-looking information about the Company’s business. To access the call, dial 800-706-7748 (domestic), or 617-614-3473 (international). The confirmation code is 58003673. The call will also be webcast and will be accessible from the Company’s website at http://www.neurometrix.com under the “Investor Relations” tab. A replay of the conference call will be available for three months starting two hours after the call by dialing 888-286-8010 (domestic) or 617-801-6888 (international), and the confirmation code is 51867839.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding NeuroMetrix’s or its management’s expectations, hopes, beliefs, intentions, or strategies regarding future developments and their potential effects on the Company. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” “hope” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. While the Company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. There can be no assurance that future developments affecting NeuroMetrix will be those that NeuroMetrix has anticipated. The forward-looking statements contained in this press release include, but are not limited to, those relating to the development of its system for screening diabetic neuropathy, and its restructuring of the neurodiagnostic business and anticipated impact on cash flows, that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in NeuroMetrix’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by NeuroMetrix from time to time with the Securities and Exchange Commission. NeuroMetrix is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

About NeuroMetrix

NeuroMetrix is a science-based health care company transforming patient care through neurotechnology. We develop and market innovative products for the detection, diagnosis, and monitoring of peripheral nerve and spinal cord disorders such as those associated with diabetes, carpal tunnel syndrome, lumbosacral disc disease and spinal stenosis.  For more information, visit http://www.neurometrix.com.

SOURCE: Neurometrix, Inc.

Thomas T. Higgins, CFO

neurometrix.ir@neurometrix.com

Ph 781-314-2761